Exhibit 99.11

Pazoo, Inc Provides Corporate Development Update

Whippany, N.J., September 18, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report the events that have transpired in the past several months and events to occur before year end.

Pazoo, in the last month, has now aligned itself with additional online advertising providers on its website www.pazoo.com.  The expanded pool of ad providers Pazoo includes, but not limited to, Impaktu, Specific Media, IMS, Barons, Value Click, Open X, and eBuzzing. Pazoo has confidence in their new online ad providers and their ability to bring additional revenue to www.pazoo.com in the upcoming months, especially through the 2014 holiday season. Pazoo has also entered into an agreement with Fractal Recording and will launch the first episode of Pazoo Radio on or before October 10, 2014. Pazoo continues to expand its clothing line and will release new offerings by the middle of October.  Finally, Pazoo is in the process of dramatically expanding its video offerings on www.pazoo.com, as well as greatly increasing its social media and marketing team.

Pazoo’s medical marijuana testing facility partner, MA & Associates, LLC filed its State of Nevada licensing application well ahead of the August 18th 2014 deadline. The property which is to house the testing facility was secured back in June 2014 in anticipation of a successful application process. The architectural blueprints and drawings have been completed and the company will begin the build out and retro-fitting of the building starting in the first week of October in hopes of hitting the ground running as soon as the license is awarded as expected..

Lastly, Pazoo will be attending the Marijuana Business Conference and Expo at the Rio Hotel and Casino in Las Vegas, Nevada November 12th through14th.  This conference is approximately 10 days after the state of Nevada awards licenses to the qualified applicants.   Pazoo will be hosting a private gathering for all interested parties during this event. If you are interested, please contact us at investor@pazoo.com.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: September 18, 2014